SECOND AMENDMENT TO LICENSE AGREEMENT

RTIN Holdings, Inc. (hereinafter "RTIN" or "Licensor") and eRXSYS, Inc. (formerly Surforama.com, Inc. and hereinafter "eRXSYS" or "Licensee"), intending to be legally bound, agree as follows:

WHEREAS :

A. Licensee, by way of an assignment by RxSystems, Inc. on May 27, 2003, is the holder of a License Agreement (hereinafter "License") issued by RTIN on March 19, 2002.

B. The parties amended the License on June 30, 2003 and now desire to enter into a second amendment to the License to reflect certain modifications agreed to by the parties;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

1.    The "Agreements" section is hereby amended and restated as follows:

"NOW THEREFORE, in consideration of

2.  "4,444,444 shares of common stock as determined by converting One Hundred Thousand (100,000) shares of Licensee (eRXSYS) Series A Preferred stock into $2,000,000 of Licensee’s common shares at the conversion price of $0.45 per share. These shares are issued pursuant to Section 4(2) of the Securities Act of 1933, as amended and will be endorsed with the following restricted legend:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND ARE BEING OFFERED AND SOLD ONLY TO ACCREDITED INVESTORS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION."

2.    The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Amendment.

3.    The License Agreement is deemed to have been amended as of the day and year written below and, in all other respects, save and except as herein provided, the License Agreement is hereby confirmed.

4.    All of the terms and provisions of the original License Agreement and subsequent amendments not modified herein shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed on this 25th day of September, 2003

eRXSYS, Inc.                    RTIN Holdings, Inc.

/s/ David B. Parker                                                                                                             /s/ Curtis A. Swanson
___________________________                ___________________________
By: David B. Parker                                                                                                           By: Curtis A. Swanson
Its: CEO                                                                                                                            Its:  President & CEO